Exhibit 99.1

FOR IMMEDIATE RELEASE

ClearSign Combustion Corporation

Announces Full Year and Fourth Quarter 2015 Results

SEATTLE, March 3, 2016 – ClearSign Combustion Corporation (NASDAQ: CLIR), an emerging provider of industrial combustion technologies that help to reduce emissions and improve efficiency, today announced its results for the fourth quarter and full year ended December 31, 2015.

“2015 was a transformative year for ClearSign as we moved from development into commercial installations,” said Steve Pirnat, ClearSign Chairman and CEO. “Our focus for the days ahead is on our site demonstrations that include various applications of our Duplex™ technology. We believe that continued execution of these demonstrations will transition to greater validation and broader industry acceptance. We currently have seven field test projects with four in the fieldwork phase and three in design phase. The key is to achieve steady state operational success in a manner that satisfies our customers. We believe these demonstrations will provide the impetus for commercial adoption within our target, and potentially ancillary industries, as well as enhanced support from environmental regulatory bodies,” continued Mr. Pirnat.

Strategic and operational highlights during the fourth quarter and subsequent to year-end include:

•	Received an order for Duplex Technology for installation in Wellhead Enclosed Flares - ClearSign will provide design and engineering services for the purpose of evaluating Duplex as a solution to a Southern California oil producer’s NOx emissions challenges.

•	Evaluation Agreement with Tesoro Refining and Marketing, LLC – The Company entered into an agreement with one of the largest U.S. refineries to retrofit a refinery heater in the Los Angeles area. Several performance criteria will be evaluated, including NOx emissions that meet or exceed South Coast Air Quality Management District’s (SCAQMD) ambitious NOx Reclaim Program’s goal of reducing refinery NOx emissions to half of their current level by 2020. The engineering phase of this project was completed in the fourth quarter.

•	On-going Fieldwork at Two Once Through Steam Generator (OTSG) Sites and Two Refinery Sites – ClearSign’s four projects in the field are experiencing varying successes and challenges. The objective of each unique application is to achieve steady state operational success in a manner that satisfies the customer. These four particular applications have led the Company to utilize certain new materials and designs to address the unique applications and circumstances. As a result, the Company has been developing a much better understanding of the Duplex product performance and a much more robust arsenal of designs to address the market. To date, one installation has been operating fully to the customer’s satisfaction for the past six weeks. The three other field installations are at varying stages of development, but have not yet been completed.

In the fourth quarter we recorded revenue of $61,000 and gross margin of $11,000 related to the engineering of a Duplex installation for Tesoro.   Primarily due to increased field testing of its Duplex technology, the Company incurred losses of $2,558,000 during the quarter ended December 31, 2015, as compared to losses of $2,303,000 for the same period of 2014, an increase of $255,000. For the year, the Company had a loss of $7,898,000 compared to a loss of $7,296,000 in 2014, an increase of $602,000.

Working capital at December 31, 2015 totaled $9,564.000 including cash and cash equivalents of $10,985,000. In February 2015 the Company completed an underwritten public offering of 2,990,000 shares of common stock resulting in net proceeds of approximately $16.3 million. Shares outstanding at December 31, 2015 and March 3, 2016 total 12,868,943.

A conference call discussing the release of the Company’s results for the fourth quarter and full year quarter ending December 31, 2015 will be held today, March 3, 2016, at 4:30 PM Eastern Time. To listen to the conference call, investors should dial 1-866-372-4653 (international: +1-412-902-4217) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. Alternately you can use this link: https://www.webcaster4.com/Webcast/Page/987/13749 or visit ClearSign’s Investor Relations page to listen to the call online. If you wish to listen to a replay of the conference call, you may dial 1-877-344-7529 (international: +1-412-317-0088) and enter conference ID 10081907. The replay will be available for 7 days after the conference call.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and is developing products and technologies that strive to improve key performance characteristics of combustion systems, including emissions and operational performance, energy efficiency and overall cost-effectiveness. Our patent-pending Duplex™ and Electrodynamic Combustion Control™ platform technologies enhance the performance of combustion systems in a broad range of markets, including the chemical, petrochemical, refinery, power and commercial boiler industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management’s belief, as well as assumptions made by, and information currently available to, management. Forward-looking statements may be identified by words such as “expect”, “anticipate”, “believe”, “intend”, “hope”, “could”, “plans” and other comparable or similar terminology as well as the negative of such terminology. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

For further information:

Investor Relations:

Matthew Selinger

Three Part Advisors, LLC for ClearSign

+1 817-310-8776

Media:

Kimberly Setliff

Antenna Group for ClearSign

+1 415-977-1942

clearsign@antennagroup.com

ClearSign Combustion Corporation
Statements of Operations	For the Year Ended December 31,
	2015	2014
Revenue	$61,000	$-
Cost of revenue	50,000	-
Gross profit	11,000	-
Operating expenses:
Research and development	2,932,000	2,217,000
General and administrative	5,021,000	5,084,000
Total operating expenses	7,953,000	7,301,000
Loss from operations	(7,942,000)	(7,301,000)
Interest income	44,000	5,000
Net Loss	$(7,898,000)	$(7,296,000)
Net Loss per share	$(0.63)	$(0.77)

ClearSign Combustion Corporation
Balance Sheets	December 31,
	2015	2014
ASSETS
Current Assets:
Cash and cash equivalents	$10,985,000	$1,845,000
Prepaid expenses	203,000	109,000
Total current assets	11,188,000	1,954,000

Fixed assets, net, and other assets	133,000	273,000
Patents and other intangible assets, net	2,881,000	2,372,000

Total Assets	$14,202,000	$4,599,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$495,000	$253,000
Accrued compensation and taxes	1,109,000	982,000
Deferred rent	20,000	-
Total current liabilities	1,624,000	1,235,000
Long-term accrued compensation and taxes	-	372,000
Deferred rent	-	33,000
Total liabilities	1,624,000	1,640,000

Stockholders’ Equity:
Common stock, $0.0001 par value, 12,868,943 and 9,681,476 shares issued and
outstanding at December 31, 2015 and 2014, respectively	1,000	1,000
Additional paid-in capital	41,735,000	24,218,000
Accumulated deficit	(29,158,000)	(21,260,000)
Total stockholders’ equity	12,578,000	2,959,000

Total Liabilities and Stockholders’ Equity	$14,202,000	$4,599,000